XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 08
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:
	David R. Radulski Investor Relations (441) 294 7460	Carol Parker-Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES APPOINTMENT OF CLAYTON S. ROSE TO ITS BOARD OF DIRECTORS

Hamilton, Bermuda – December 17, 2009 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that Mr. Clayton S. Rose has joined the Company’s Board of Directors.

Mr. Rose is a Professor of Management Practice at the Harvard Business School and is a former executive of J.P. Morgan & Co.

While at J.P. Morgan, Mr. Rose headed each of the Global Investment Banking and the Global Equities Divisions, and served as member of the firm’s executive committee. During his 20 years with the firm he held management roles in various securities, derivatives and corporate finance businesses and was a founder and architect of the firm’s equities business. He was also responsible for and served as an investment committee member of J.P. Morgan’s private equity investment organization, led J.P. Morgan’s Diversity Initiative, and represented the firm during the Long Term Capital Management crisis in 1998.

At Harvard Business School, Mr. Rose teaches the second year elective, Managing the Financial Firm, a course he created to examine the challenges, opportunities and responsibilities of leadership in the financial services industry in the context of the financial crisis. He also teaches the first year course Leadership and Corporate Accountability, and has taught the second year elective, The Moral Leader. Previously, he taught strategy at the Graduate School of Business at Columbia University and the Stern School of Business at New York University.

In addition to his responsibilities at Harvard, Mr. Rose chairs the Board of Managers of Highbridge Capital Management, a $22 billion hedge fund owned by JP Morgan Chase, and has served as a public company director in the financial services and life sciences industries. He is a trustee of the Howard Hughes Medical Institute, the National Opinion Research Center at The University of Chicago, and a director of Public/Private Ventures.

Mr. Rose has a Ph.D (with distinction) in sociology and a MA from the University of Pennsylvania. He also has an AB and MBA from the University of Chicago.

XL’s Chairman Robert Glauber said: “We are fortunate to have Clayton join the Board. He brings the unique perspective of a former senior officer of J.P. Morgan and of an outstanding teacher of business leadership and the management of financial institutions. The Board will benefit from his broad experience as XL works to extend its recent history of success in confronting the global financial challenges.”

Mr. Glauber also acknowledged the service of retiring Directors Robert S. Parker and Alan Z. Senter who have served as members of the XL Board since 1992 and 1986, respectively. As previously announced, both will retire from the Board at the end of the year.

“Bob and Al have seen the Company through some very good times and some very challenging ones,” Mr. Glauber said. “We are deeply grateful to them for their dedication and tireless contributions through their years of service. We wish them much success in the future.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com